Exhibit 99.1

Bio-Path Holdings, Inc. Appoints Ulrich W. Mueller Chief Operating Officer

HOUSTON, TX, March 26, 2014 – Bio-Path Holdings, Inc., (NASDAQ:BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that Dr. Ulrich W. Mueller has joined the Company as Chief Operating Officer. Dr. Mueller will be responsible for the Company’s drug development, licensing and intellectual property activities, including managing the Company’s clinical trials, pre-clinical and research and development efforts.

“We are very excited to have someone with Ulrich’s credentials join Bio-Path’s management team. His extensive clinical oncology development expertise, coupled with his business development and licensing experience, will be a tremendous asset to the Company,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “This appointment starts the build-out of Bio-Path in order to more effectively and efficiently move our technology through the development process, ultimately creating a pipeline of new liposomal antisense product candidates.”

Dr. Mueller, 47, was previously a Vice President at the Fred Hutchinson Center Research Center, one of the leading cancer research institutions in the country. During his seven years at the Hutchinson Center, he was responsible for the institution’s clinical research support and industry relations, including clinical trial and sponsored research agreements, licensing of the institution’s intellectual property and all industry contracts with pharmaceutical companies. In his position, Dr. Mueller also managed formation of new companies based on the Hutchinson Center’s discoveries. Dr. Mueller managed clinical research activities within the Hutchinson-University of Washington comprehensive cancer consortium including compliance, clinical staff training, regulatory affairs, protocol development and trial monitoring. Prior to the Hutchinson Center, Dr. Mueller was Managing Director in the Office of Technology Commercialization at the University of Texas MD Anderson Cancer Center, where he was responsible for managing the activities of the Technology Commercialization office including negotiating contract terms for licensing of the institution’s intellectual property.

Dr. Mueller holds a Ph.D. in cell and molecular biology from the Baylor College of Medicine, a Master of Science, Biology from Texas A&M University and a Bachelor of Science, Microbiology from New Mexico State University. He currently holds several board and advisory positions.

Dr. Mueller commented on his joining Bio-Path, “I have known and monitored Bio-Path for many years and I am excited to join the Company, particularly at this juncture in its growth. I look forward to expanding upon the work already done with its lead compound, Liposomal Grb-2, and to building a team that continues the goal of utilizing our proprietary liposomal delivery technology to develop therapeutic candidates in cancer and potentially other disease areas.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com